Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash	Spencer Hoffman
(212) 355-4449 ext. 8603	(212) 355-4449 ext. 8928
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER OF FISCAL YEAR 2024 FINANCIAL RESULTS

Roanoke, Va., September 11, 2024 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2024.

Third Quarter 2024 Financial Results

Consolidated net sales for the third quarter of fiscal year 2024 were $16.2 million, a decrease of 4.2% compared to net sales of $16.9 million for the same period in the prior year. OCC experienced an increase in net sales in its enterprise market in the third quarter of fiscal 2024, compared to the same period last year, which was offset by decreases in net sales in its specialty markets, including the wireless carrier market. OCC believes this is consistent with weakness experienced across the industry generally and in certain of its target markets, which the Company began to experience during the third quarter of fiscal year 2023.

The Company’s net sales have increased each quarter since the first quarter of fiscal year 2024. OCC’s sales order backlog/forward load has also increased since the beginning of fiscal year 2024. The Company believes this reflects improving opportunities in certain targeted markets as fiscal year 2024 has progressed.

Gross profit was $3.9 million in the third quarter of fiscal year 2024, a decrease of 23.4% compared to gross profit of $5.1 million for the same period in fiscal year 2023, and compared to $4.0 million for the second quarter of fiscal 2024.

Optical Cable Corp. – Third Quarter 2024 Earnings Release

Gross profit margin, or gross profit as a percentage of net sales, was 24.2% in the third quarter of fiscal year 2024, compared to 30.2% in the third quarter of fiscal year 2023 and 25.1% for the second quarter of fiscal year 2024.

Gross profit margin for the third quarter of fiscal year 2024, when compared to the same period last year, was impacted by lower production volumes, resulting in fixed charges being spread over lower net sales, as well as decreased plant efficiency as lower production volumes impacted the flow of products through the Company’s manufacturing facilities—both effects of operating leverage. The variability of the Company’s gross profit margin in any quarter also reflects changes in product mix.

While production volume decreased during the third quarter and first nine months of fiscal year 2024, compared to the same periods last year, the Company has not implemented reductions in production personnel. The Company’s restraint in this regard is consistent with its view of expected opportunities in fiscal year 2025, as well as the time required to train new production personnel.

SG&A expenses were $5.2 million in the third quarter of fiscal year 2024, compared to $5.0 million for the third quarter of fiscal year 2023. SG&A expenses as a percentage of net sales were 32.3% in the third quarter of fiscal 2024, compared to 29.3% in the prior year period, as fixed SG&A expenses were spread over lower net sales. By comparison, SG&A expenses as a percentage of net sales were 33.0% during the second quarter of fiscal 2024.

For the third quarter of fiscal year 2024, OCC recorded a net loss of $1.6 million, or $0.20 per basic and diluted share, compared to net income of $101,000, or $0.01 per basic and diluted share, for the third quarter of fiscal year 2023.

Fiscal Year-to-Date 2024 Financial Results

Consolidated net sales for the first nine months of fiscal year 2024 were $47.2 million, a decrease of 14.0%, compared to net sales of $54.8 million for the first nine months of fiscal year 2023, with sales decreases experienced in both the Company’s enterprise and specialty markets, including the wireless carrier market.

The Company’s net sales during the first nine months of fiscal year 2023 benefited from a higher-than-typical sales order backlog/forward load of more than $12.0 million at the end of fiscal year 2022, whereas sales order backlog/forward load at the end of fiscal year 2023 had returned to more normal levels at approximately $5.4 million. At the end of the first nine months of fiscal year 2024, sales order backlog/forward load increased to $6.5 million when compared to $5.6 million as of April 30, 2024 and $5.0 million as of January 31, 2024.

OCC reported gross profit of $11.7 million in the first nine months of fiscal year 2024, a decrease of 36.6%, compared to gross profit of $18.4 million in the first nine months of fiscal year 2023. Gross profit margin was 24.7% in the first nine months of fiscal year 2024 compared to 33.6% for the same period in fiscal year 2023.

SG&A expenses decreased 2.6% to $15.7 million during the first nine months of fiscal year 2024 from $16.1 million for the first nine months of fiscal year 2023. The decrease in SG&A expenses during the first nine months of fiscal year 2024 compared to the first nine months of fiscal year 2023 was primarily the result of decreases in employee and contracted sales personnel-related costs and shipping costs.

Optical Cable Corp. – Third Quarter 2024 Earnings Release

OCC recorded a net loss of $4.6 million, or $0.59 per basic and diluted share, for the first nine months of fiscal year 2024, compared to net income of $3.3 million, or $0.42 per basic and diluted share, for the first nine months of fiscal year 2023.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “Our results through the third quarter of fiscal year 2024 have been impacted by the challenging market environment affecting our industry. As a result of the OCC team’s solid execution, we have achieved higher net sales each quarter since the first quarter of fiscal 2024. While our results were not as strong as initially anticipated, we are seeing indications of improving opportunities as we near the end of our fiscal year and look ahead to fiscal year 2025. We will continue to focus on executing our plans to capture the opportunities ahead to grow OCC’s net sales, while also taking prudent steps to operate efficiently.”

Mr. Wilkin added, “I am immensely appreciative of the work of the OCC team, and their commitment to providing our customers and end-users–including our country’s military and first responders–with our suite of mission-critical products. With our strong position in our targeted markets and differentiated core strengths and capabilities, we remain confident that OCC is poised to deliver value to shareholders as macroeconomic conditions improve.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 11, 2024, at 10:30 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 245-3047 in the U.S. or (203) 518-9765 internationally, Conference ID: OCCQ324. For interested individuals unable to join the call, a replay will be available through Wednesday, September 18, 2024 by dialing (800) 934-4245 or (402) 220-1173. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – Third Quarter 2024 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023

Net sales	$16,222	$16,941	$47,188	$54,845
Cost of goods sold	12,302	11,825	35,516	36,425

Gross profit	3,920	5,116	11,672	18,420

SG&A expenses	5,237	4,957	15,650	16,075
Royalty expense, net	7	7	20	20
Amortization of intangible assets	13	14	40	41

Income (loss) from operations	(1,337)	138	(4,038)	2,284

Interest expense, net	(301)	(298)	(881)	(855)
Gain on insurance proceeds, net	90	256	309	1,952
Other, net	(2)	4	47	59
Other income (expense), net	(213)	(38)	(525)	1,156

Income (loss) before income taxes	(1,550)	100	(4,563)	3,440

Income tax expense	7	(1)	21	106

Net income (loss)	$(1,557)	$101	$(4,584)	$3,334

Net income (loss) per share:
Basic and diluted	$(0.20)	$0.01	$(0.59)	$0.42

Weighted average shares outstanding:
Basic and diluted	7,739	7,867	7,753	7,876

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Optical Cable Corp. – Third Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2024	October 31, 2023
Cash	$797	$1,469
Trade accounts receivable, net	8,589	8,728
Inventories	19,259	23,766
Other current assets	546	1,075
Total current assets	29,191	35,038
Non-current assets	8,408	8,841
Total assets	$37,599	$43,879

Current liabilities	$6,976	$7,768
Non-current liabilities	10,269	11,389
Total liabilities	17,245	19,157
Total shareholders’ equity	20,354	24,722
Total liabilities and shareholders’ equity	$37,599	$43,879

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